EXHIBIT 10.1

CONTRIBUTION AGREEMENT

by and between

Dionysus Investments, LLC

a California limited liability company

and

Medalist Diversified Holdings, LP,

a Delaware limited partnership

Dated as of December 14, 2024

Page

1. Contribution; Total Consideration; Inspection and Title. 1

1.1Contribution of Property1

1.2Contribution of Assets1

1.3Excluded Assets1

1.4Assumed Liabilities1

1.5Excluded Liabilities2

1.6Reserved2

1.7Consideration and Exchange of Total Consideration2

1.8Treatment as Contribution2

1.9Allocation of Total Consideration2

1.10Term of Agreement2

1.11Risk of Loss2

1.12Escrow3

1.13Title Insurance3

1.14Due Diligence Period4

2.Closing.5

2.1Conditions Precedent5

2.3Closing Deliveries6

2.4Closing Costs7

3.Representations and Warranties.7

3.1Representations and Warranties of the Operating Partnership7

3.2Representations and Warranties of the Contributor8

4.Indemnification.15

4.1Survival of Representations and Warranties; Remedy for Breach15

4.2Indemnification by the Contributor15

4.3Notice and Defense of Claims15

4.4Limitations on Indemnification Under Section 5.2.116

4.5Indemnification by the Operating Partnership16

4.6Matters Excluded from Operating Partnership’s Indemnification16

5.Covenants and Agreements.16

5.1Covenants of the Contributor16

5.2Prorations17

5.3Tax Covenants19

5.4Confidentiality20

6.Termination; Default.20

6.1Termination20

6.2Default by the Operating Partnership20

6.3Default by the Contributor21

7.Miscellaneous.21

7.1Further Assurances21

7.2Counterparts21

7.3Governing Law21

7.4Amendment; Waiver21

7.5Entire Agreement21

7.6Assignability21

7.7Titles21

7.8No Third Party Beneficiaries22

7.9Severability22

7.10No Reliance22

7.11Survival22

7.12Notice22

7.13Force Majeure22

7.14Impracticability23

7.15Waiver of Jury23

7.16Equitable Remedies23

8.Definitions.23

EXHIBITS

ALegal Description of the Property

BContribution and Assumption Agreement

CTotal Consideration

DTax Basis and Depreciation Schedule

SCHEDULES

1.2Contributed Assets, Assumed Agreements and Leases; Permitted Liens

1.4Assumed Liabilities

1.5Excluded Liabilities

1.9Allocation of Total Consideration

APPENDICES

ADisclosure Schedule of Contributor

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of December 14, 2024 (the “Effective Date”) by and between Medalist Diversified Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), and Dionysus Investments, LLC, a California limited liability company (the “Contributor”). Definitions for this Agreement are set forth in Section 8.

RECITALS

1.The Contributor currently owns the real property located at 376 Dan Tibbs Road NW Huntsville, Madison County, Alabama 35806 (the “Property”), as the Property is more fully described in Exhibit A, which is commonly known as United Rentals.
2.The Operating Partnership desires to acquire the Property and the Contributed Assets whereby the Operating Partnership will acquire a direct fee simple interest and ownership in the Property.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Contribution; Total Consideration; Inspection and Title.
1.1Contribution of Property.  At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally, and free and clear of all Liens (other than the Permitted Liens), all of its right, title and interest in and to the Property.  The contribution of the Property shall be evidenced by the Deed.  The parties shall take such additional actions and execute such additional documents as may be required by the Contributor’s organizational documents and the Partnership Agreement, or as reasonably requested by the Operating Partnership in order to effect the transactions contemplated hereby.
1.2Contribution of Assets.  At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall contribute, transfer, assign convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept, all of the Contributor’s right, title and interest in and to (i) (A) the assets listed on Schedule 1.2, (B) all Fixtures and Personal Property related to the Property and (C) all Intangible Personal Property (to the extent transferable) now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property (collectively, the “Contributed Assets”), and (ii) (A) those certain agreements listed on Schedule 1.2, which reflect the agreements and arrangements related to the Property to which Contributor (or its affiliates or predecessors) is a party and are necessary or appropriate for the operation and management of the Property, and (B) the Service Contracts (collectively, the “Assumed Agreements”), and in each case, free and clear of any Liens, other than the Permitted Liens listed on Schedule 1.2.  The contribution of the Contributed Assets and the Assumed Agreements and the assumption of all obligations thereunder shall be evidenced by a Contribution and Assumption Agreement in substantially the form of Exhibit B.
1.3Excluded Assets.  Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of the Contributor set forth on Schedule 1.3 shall be deemed “Excluded Assets” and not contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto.  Unless otherwise agreed in writing, the Contributor, at the Contributor’s expense, shall remove the Excluded Assets from the Property as soon as possible after the Closing but in no event later than 30 days after the Closing Date.  If the Contributor fails to comply with the foregoing provisions, the Operating Partnership may dispose of such items at the Contributor’s expense or make such other arrangements as the Operating Partnership may determine appropriate.
1.4Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume and thereafter pay, perform or discharge in accordance with their terms all of the liabilities and obligations of the Contributor listed on Schedule 1.4 (the “Assumed Liabilities”).
1.5Excluded Liabilities.  Notwithstanding the foregoing, the parties expressly acknowledge and agree that the Operating Partnership shall not assume or agree to pay, perform or otherwise discharge any liabilities, obligations or other expenses of the Contributor (or acquire the Property subject thereto) other than the Assumed Liabilities.
1.6Intentionally Omitted
1.7Consideration and Exchange of Total Consideration.
1.7.1In exchange for the Property, the Contributed Assets, the Assumed Agreements and the Assumed Liabilities, the Operating Partnership shall pay and deliver to the Contributor the Total Consideration set forth on Exhibit C, as may be adjusted pursuant to Sections 1.11 and 5.1.4, which shall be payable as set forth on Exhibit C.  For purposes of any adjustment to the Total Consideration pursuant to Sections 1.11 and 5.1.4, the Total Consideration shall be adjusted by reducing the number of Common Units issuable at Closing equal to the dollar value of such adjustment divided by $12.50.
1.7.2The issuance of the Common Units and the Preferred Units to the Contributor shall be evidenced by an amendment (the “Amendment”) to the Partnership Agreement as determined by the Operating Partnership.  The parties shall take such additional actions and execute such additional documents as may be required by such party’s organizational documents and the Partnership Agreement in order to effect the transactions contemplated hereby.
1.7.3Contributor understands that Contributor may not redeem the Total Consideration for shares of common stock (“Common Stock”) of the Operating Partnership’s general partner, unless such redemption is approved by a majority of the votes cast on the matter at a meeting of stockholders of the Operating Partnership’s general partner or by written consent of the stockholders of the Operating Partnership’s general partner in lieu of a special meeting to the extent permitted by applicable federal and state law.
1.8Treatment as Contribution.  The transfer, assignment and exchange effectuated pursuant to this Agreement shall constitute a “capital contribution” to the Operating Partnership pursuant to Section 4 of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and the Contributor hereby consents to such treatment.
1.9Allocation of Total Consideration.  The Total Consideration shall be allocated as set forth in Schedule 1.9.  The Operating Partnership and the Contributor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates that they control to take no position inconsistent with the allocation for income tax purposes.
1.10Term of Agreement.  If the Closing does not occur by the Closing Date, this Agreement shall be deemed terminated and shall be of no further force and effect and neither the Operating Partnership nor the Contributor shall have any further obligations hereunder except as specifically set forth in this Agreement.  The Closing Date may be extended by mutual agreement of the parties to this Agreement.
1.11Risk of Loss.  The risk of loss relating to the Property prior to Closing shall be borne by the Contributor.  If, prior to the Closing, the Property is partially or totally destroyed or damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option, determine not to acquire the Property but only if the cost of repairing such destruction or damage or the value of the portion of the Property so taken is, in the reasonable judgment of the Operating Partnership, in excess of the Maximum Per Property Total Consideration Adjustment.  After the occurrence of any such total or partial casualty or condemnation affecting the Property, the Operating Partnership may, at its option, (i) elect to acquire the Property (with an adjustment to the Total Consideration as set forth in this Section 1.11) within 30 days after the Operating Partnership is notified of any such casualty or condemnation, (ii) oversee the repairs and restoration being made by the Contributor at the Property and (iii) direct the Contributor to pay or cause to be paid to the Operating Partnership at or following the Closing any sums collected by the Contributor, if any, under any insurance policies or award proceeds relating to such casualty or condemnation (to the extent that the Contributor has not applied such sums or proceeds to the restoration of the Property or otherwise to address the impacts of such casualty or condemnation) and otherwise assign to the Operating Partnership at or following the Closing all rights of the Contributor to collect such sums as may then be uncollected, and/or to the extent available to the Contributor, adjust or settle any insurance claim or condemnation proceeding, which the Contributor has not adjusted or settled prior to the Closing.  If the Operating Partnership elects to acquire the Property following any such casualty or condemnation, the Total Consideration shall be reduced by the amount of (i) any deductibles under the applicable insurance policies or award with respect to the Property and (ii) any uninsured casualty or loss with respect to the Property, provided that any such reduction shall not exceed an amount which, when aggregated with any other adjustments with respect to the Property pursuant to this Section 1.11 and/or Section 5.1.4, would exceed $250,000 (the “Maximum Per Property Total Consideration Adjustment”).  Insurance on the transferred Property shall be cancelled as of 12:01 a.m. on the Closing Date, and thereafter the Operating Partnership shall be solely responsible for all risk of loss relating to the Property.
1.12Escrow.  Escrow shall be opened by the Operating Partnership with Fidelity National Title (the “Closing Agent”) upon execution of this Agreement by both parties.  The Operating Partnership will deposit an earnest money deposit of $15,000 (the “Earnest Money”), which shall be applied to the cash payable by the Operating Partnership at Closing.  At Closing, the Earnest Money shall be applied to any Closing costs and expenses payable by the Operating Partnership, with the remaining balance, if any, to be returned to the Operating Partnership at Closing.  A copy of this fully-executed Agreement will be delivered to the Closing Agent by the Operating Partnership and will serve as escrow instructions together with any additional instructions required by the Contributor and/or the Operating Partnership or their respective counsels.  The Contributor and the Operating Partnership agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to close escrow.  If there is any conflict between any other instructions and this Agreement, this Agreement shall control.  In the event of the Operating Partnership’s default under this Agreement after expiration of the Due Diligence Period and before the Closing, the Contributor shall be entitled to retain 50% of the Earnest Money as damages.
1.13Title Insurance.
1.13.1Title and Survey.  The Operating Partnership shall, at its sole expense, obtain a Preliminary Title Report from Fidelity National Title (the “Title Company”) dated on or after the Effective Date, together with copies of all documents described and referred to in Schedule B of the Preliminary Title Report (the “Title Documents”).  The Contributor has delivered a copy of the most recent survey of the Property in the Contributor’s possession (the “Survey”).  The Operating Partnership may order an updated ALTA survey at its sole cost and expense (the “Updated Survey”).
1.13.2Title Review.  The Operating Partnership shall have until 11:59 pm ET on the later of (i) five (5) days prior to the expiration of the Due Diligence Period or (ii) seven (7) days after the Operating Partnership’s receipt of the latest of the Survey, the Updated Survey, if any, the Preliminary Title Report and the Title Documents to review and examine title and notify the Contributor in writing of any objections and requests for specific endorsements thereto (the “Objections”).  If any Objections are so made, the Contributor shall, at its option within seven (7) days after receipt of the Operating Partnership’s

Objections (the “Contributor’s Cure Period”), cure and remove such Objections or notify the Operating Partnership that the Contributor is unwilling or unable to cure any such Objections.  If the Contributor is unwilling or unable to cure, remove, or obtain insurable title over the Operating Partnership’s Objections or if no response is received from the Contributor within such seven (7)-day period, the Operating Partnership shall, at its sole option by the later of (x) the expiration of the Due Diligence Period or (y) five (5) days after the expiration of the Contributor’s Cure Period, by notice to the Contributor, (a) waive its Objections and proceed to Closing, (b) terminate this Agreement by notice to the Contributor and receive a full return of the Earnest Money or (c) cure the defect at Contributor’s expense with the cost to be credited at Closing.
1.14Due Diligence Period.
1.14.1Within three (3) business days after the Effective Date, the Contributor shall (i) deliver to the Operating Partnership due diligence documents as requested by the Operating Partnership (the “Due Diligence Documents”).  The Operating Partnership shall have until 11:59 pm ET on the date which is 45 days following the later of (i) the Effective Date or (ii) the date on which the Operating Partnership receives all Due Diligence Documents (the “Due Diligence Period”) to review the Due Diligence Documents.  During the Due Diligence Period, the Operating Partnership may terminate this Agreement for any reason or no reason by delivering a termination notice to the Contributor and the Closing Agent on or before the expiration of the Due Diligence Period and the Earnest Money shall be immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).  If the Operating Partnership does not notify the Contributor and the Closing Agent in writing, signed only by Brent Winn, on or before the expiration of the Due Diligence Period that the Operating Partnership is satisfied with the Due Diligence Period, the Operating Partnership will be deemed to have exercised its right of termination and this Agreement will terminate and the Earnest Money shall be immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations hereunder (except for any obligation expressly surviving the termination of this Agreement).  Notwithstanding anything herein to the contrary, if, after the expiration of the Due Diligence Period, any new matters arise which were not disclosed in the Due Diligence Documents and such matters materially or adversely affect the Property or render incomplete or inaccurate any of the Due Diligence Documents or if any new matters appear on updates to the Preliminary Title Report (an “Adverse Change”), the Operating Partnership shall have five (5) business days from notice of the Adverse Change (the “Adverse Change Review Period”) to review and to accept or reject the Adverse Change.  The Operating Partnership may terminate this Agreement during the Adverse Change Review Period if any Adverse Change is not acceptable to the Operating Partnership.  If this Agreement is so terminated, the Earnest Money shall be immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).
1.14.2The Contributor will permit the Operating Partnership and its representatives to make a full business, financial, accounting, and legal review of the Property and the Contributor’s tax returns to the extent the Operating Partnership deems necessary (the “Due Diligence Review”), including, without limitation, the right to monitor the operations of the Property from and after the Effective Date.  The Contributor will take all reasonable steps necessary to cooperate with the Operating Partnership in undertaking the Due Diligence Review.  Except as set forth in this Agreement or as agreed by the Contributor and the Operating Partnership, the Due Diligence Review by the Operating Partnership or its representatives will not affect the representations and warranties of the Contributor or the Operating Partnership’s reliance on them.  During the Due Diligence Period, the Contributor’s primary point of contact will be Erin Burke.  The Contributor’s obligation to provide information to the Operating Partnership will continue through the Closing even if the Due Diligence Period has expired.

1.14.3The Contributor will permit the Operating Partnership and its representatives to make a full business, financial, accounting, and legal review of the Property and the Contributor’s tax returns to the extent the Operating Partnership deems necessary (the “Due Diligence Review”), including, without limitation, the right to monitor the operations of the Property from and after the Effective Date.  The Contributor will take all reasonable steps necessary to cooperate with the Operating Partnership in undertaking the Due Diligence Review.  Except as set forth in this Agreement or as agreed by the Contributor and the Operating Partnership, the Due Diligence Review by the Operating Partnership or its representatives will not affect the representations and warranties of the Contributor or the Operating Partnership’s reliance on them.  During the Due Diligence Period, the Contributor’s primary point of contact will be Jim Christensen.  The Contributor’s obligation to provide information to the Operating Partnership will continue through the Closing even if the Due Diligence Period has expired.  Contributor understands that Operating Partnership’s general partner is a public company REIT subject to the rules of and regulations of the Securities and Exchange Commission, including but not limited to, the property audit requirements embodied in Rule 3-14 of Regulation S-X (“Rule 3-14 Audit”). As such, Contributor agrees that prior to Closing it will provide all documents and information reasonably requested by the Operating Partnership in order for the Operating Partnership to conduct a Rule 3-14 Audit. Contributor further agrees that following Closing it will cooperate with any reasonable request by the Operating Partnership for additional information needed for the Rule 3-14 Audit.
2.Closing.
2.1Conditions Precedent.  The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following conditions precedent:
2.1.1The representations and warranties of the Contributor contained in this Agreement shall have been true and correct in all respects on the date such representations and warranties were made and on the Closing Date as if made at and as of such date.
2.1.2The obligations of the Contributor contained in this Agreement to be performed by the Contributor shall have been duly performed on or before the Closing Date, and the Contributor shall not have breached any of its covenants and agreements contained herein in any material respect.
2.1.3Concurrently with the Closing, the Contributor shall have executed and delivered to the Operating Partnership or the Closing Agent the documents required to be delivered pursuant to Section 2.3.
2.1.4The Contributor shall have obtained and delivered to the Operating Partnership any consents or approvals of any Governmental Entities or any third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated hereby.
2.1.5No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending, threatened or reasonably foreseeable.
2.1.6The Title Company shall be irrevocably committed to issue an ALTA extended coverage owner’s policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements and deletion of creditors’ rights), with coverage for the Property acceptable to the Operating Partnership, in its sole and absolute discretion, and levels of reinsurance for the Property as reasonably acceptable to the Operating Partnership, insuring fee simple to all real property and improvements comprising the Property in the name of the Operating Partnership (or a subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Liens (the “Title Policy”).
2.1.7The Contributor shall be an accredited investor as defined in Rule 501 of Regulation D and shall have executed and delivered a completed Subscription Agreement to the Operating Partnership at least 5 business days prior to the Closing.
2.1.8There shall not have occurred between the Effective Date and the Closing Date any material adverse change in any of the assets, business, financial condition, results or prospects of operation of the Property, taken as a whole.

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

2.2Closing.  The closing of the acquisition of the Property shall occur within 30 days following the expiration of the Due Diligence Period (the “Closing” or “Closing Date”).  The parties may mutually agree to a different Closing Date by written amendment to this Agreement.
2.3Closing Deliveries.  At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, the legal documents and other items (collectively the “Closing Documents”) necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which Closing Documents and other items shall include, without limitation, the following:
2.3.1The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;
2.3.2A duly executed and notarized special warranty deed (the “Deed”), in the form provided for under the laws of the State of New Jersey and otherwise in conformity with the custom in the jurisdiction where the Property is located and satisfactory to the Operating Partnership, conveying good, indefeasible and marketable fee simple title to the Property, subject only to the Permitted Liens;
2.3.3The Contributor’s counterpart signature to the Partnership Agreement;
2.3.4The Amendment evidencing the issuance of the Common Units and the Preferred Units to the Contributor;
2.3.5The Subscription Agreement;
2.3.6The Contributor shall deliver all books and records, title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes, and other indicia of ownership or interest with respect to the Property which are in the Contributor’s possession or which can be obtained through the Contributor’s reasonable efforts along with appropriate evidence of the Contributor’s assignment thereof;
2.3.7An affidavit from the Contributor, stating under penalty of perjury, the Contributor’s United States Taxpayer Identification Number and that the Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any applicable federal and state law and Section 3.2.6 and any other withholding requirements;
2.3.8The Contributor shall deliver any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Property and the Contributed Assets (subject to the Permitted Liens) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, quitclaim deeds and/or grant deeds, assignments of ground leases, air space leases and space leases, bills of sale, assignments, and all state and local transfer tax returns and any filings with any applicable Governmental Entity in which the Operating Partnership is required to file its partnership documentation or the recording of the Contribution and Assumption Agreement or Deed or other Property transfer documents as required;
2.3.9Closing Statements detailing all prorations and adjustments;
2.3.10If requested by the Operating Partnership, a certified copy of all corporate resolutions or actions authorizing the execution, delivery and performance by the Contributor of this Agreement, any related documents and the applicable documents listed in this Section 2.3; and
2.3.11The Operating Partnership and the Contributor shall provide to the other a certification regarding the accuracy of each of their respective representations and warranties herein and in this Agreement as of such date, and the Contributor shall provide a certification that it has performed the respective covenants required to be performed by the Contributor prior to the Closing.
2.4Closing Costs.  The Operating Partnership shall be responsible for (i) all costs associated with the Preliminary Title Report and obtaining the Title Documents, (ii) the premium for the Owner’s Title Policy (including extended coverage) and any required endorsements, (iii) all costs associated with the lender title insurance policy including any endorsements required by the lender, and (iv) all fees and costs associated with the Updated Survey, if any, and any third party reports obtained by the Operating Partnership during the Due Diligence Period.  The Contributor shall be responsible for (i) any documentary or other transfer taxes, (ii) any recording taxes or fees, and (iii) any withholding taxes required to be paid and/or withheld in respect of the Contributor at Closing as a result of the Contributor’s tax status.  All escrow fees and charges and any other Closing costs shall be paid one-half by the Operating Partnership and one-half by the Contributor.  Each party will pay its own attorneys’ fees for this transaction.
3.Representations and Warranties.
3.1Representations and Warranties of the Operating Partnership.  The Operating Partnership represents and warrants to the Contributor as follows:
3.1.1Organization; Authority.  The Operating Partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation and is, and at the Closing shall be, treated as a “partnership” for federal income tax purposes, and has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby, to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and carry on its business as described in the Partnership Agreement and the Offering Documents and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
3.1.2Due Authorization.  The execution, delivery and performance of this Agreement by the Operating Partnership has been duly and validly authorized by all necessary action of the Operating Partnership.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
3.1.3Consents and Approvals.  Assuming the accuracy of the representations and warranties of the Contributor contained in this Agreement and the Subscription Agreement, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the Operating Partnership.
3.1.4Partnership Matters.  The Common Units and Preferred Units issuable to the Contributor as part of the Total Consideration, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, and free of any Liens other than any Liens arising through the Contributor.  Upon the acceptance by the Operating Partnership of the Subscription Agreement, the issuance of the Common Units and the Preferred Units to the Contributor and the Contributor’s execution of a counterpart to the Partnership Agreement, the Contributor will be admitted as a limited partner of the Operating Partnership.
3.1.5Non-Contravention.  Assuming the accuracy of the representations and warranties of the Contributor made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the transactions contemplated hereby and thereby will (i) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Operating Partnership or any of its properties or assets may be bound, or (ii) violate or conflict with any judgment, order, decree or law applicable to the Operating Partnership or any of its properties or assets; in any case, unless any such default, violation or conflict would not have a material adverse effect on the Operating Partnership.
3.2Representations and Warranties of the Contributor.  The Contributor represents and warrants to the Operating Partnership, which representations and warranties are true and correct as of the Effective Date and will be true and correct as of the date of Closing, as follows:
3.2.1Organization; Authority; Qualification.  The Contributor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  The Contributor has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby, to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
3.2.2Due Authorization.  The execution, delivery and performance of this Agreement by the Contributor has been duly and validly authorized by all necessary action of the Contributor.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
3.2.3Consents and Approvals.  Except as shall have been satisfied prior to the Closing Date and as set forth in Schedule 3.2.3 to the Disclosure Schedule, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the assets, business, financial condition and results of operation of the Property, taken as a whole (a “Material Adverse Effect”).

3.2.4Ownership of the Property; Contributed Assets.
(a)The Contributor is the sole owner of the Property, beneficially and of record, and has full power and authority to convey the Property to the Operating Partnership, free and clear of any Liens other than the Permitted Liens, and upon payment and delivery of the Total Consideration to the Contributor as provided herein, the Operating Partnership will acquire good and marketable title to the Property, free and clear of any Liens, other than the Permitted Liens.
(b)The Contributor is the sole owner of the Contributed Assets, beneficially and of record, and has full power and authority to convey the Contributed Assets to the Operating Partnership, free and clear of any Liens other than the Permitted Liens, and upon payment and delivery of the Total Consideration to the Contributor as provided herein, the Operating Partnership will acquire good and marketable title the Contributed Assets, free and clear of any Liens other than Permitted Liens.  The Property, the Contributed Assets and the Assumed Agreements constitute all assets, rights, interests, and property interests owned or held by the Contributor related to the Property.
(c)The Contributor has not been served with any notice of intent to claim a mechanic’s Lien on the Property and represents that all parties who have furnished labor or materials on or at the Property within the last 90 days, whether for repair, improvement or otherwise, have been fully compensated.  The Contributor has not contracted for and is not liable for any obligations related to repairs, services or other items that will not be paid in full on or before Closing, however, the Contributor will provide the Title Company with any such documents requested by the Title Company for the issuance of title insurance without the standard exception for liens.
3.2.5No Violation.  None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice, lapse of time or both, violate, conflict with, result in a breach of, or constitute a default under, or give to others any right of termination, acceleration, cancellation or other right adverse to the Contributor or the Operating Partnership of (i) the organizational documents of the Contributor, (ii) any agreement, document or instrument to which the Contributor is a party or by which the Contributor, the Property or the Contributed Assets are bound or (iii) any term or provision of any judgment, order, writ, injunction or decree, or require any approval, consent or waiver of, or make any filing with, any Person or Governmental Entity or federal, state, local or other applicable law binding on the Contributor or by which the Contributor, or any of its assets or properties (including the Contributed Assets) are bound or subject; provided in the case of clause (ii) and (iii), unless any such violation, conflict, breach or default would not have a Material Adverse Effect.
3.2.6Non-Foreign Status.  The Contributor is a United States person (as defined in Section 7701(a)(30) of the Code) and is not a “foreign person” (within the meaning of Section 1445 of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.  The Contributor will provide affidavits at the Closing to this effect as provided for in this Section 3.2.6.
3.2.7Withholding.  The Contributor shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any United States federal or state withholding provisions, including, without limitation, those referred to in Section 3.2.6.  If the Contributor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of any payments otherwise to be made to the Contributor as required by the Code or applicable state law.
3.2.8Investment Purposes.  The Contributor acknowledges its understanding that the offering and issuance of the Common Units and the Preferred Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein and in the Subscription Agreement.  In furtherance thereof, the Contributor represents and warrants to the Company as follows:
(a)Investment.  The Contributor is acquiring the Common Units and Preferred Units solely for its own account for investment purposes only and not as a nominee or agent for any other Person and not with a view to the distribution, transfer, assignment or resale of the Common Units.  The Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (a “Transfer”) any of the Common Units or the Preferred Units, except as provided in the Partnership Agreement, unless (i) the Transfer is made pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) counsel for the Contributor (which counsel shall be reasonably acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, and (iii) the Transfer is permitted pursuant to the terms of the Partnership Agreement.  A “Transfer” shall not include any redemption of the Common Units or Preferred Units or exchange of the Common Units for REIT Shares pursuant to the terms of the Partnership Agreement.  Notwithstanding anything to the contrary in this Agreement, no Transfer shall be made unless it is permitted under the Partnership Agreement.
(b)Knowledge.  The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Securities Act and other applicable securities laws and as described in this Agreement.  The Contributor is able to bear the economic risk of holding the Common Units and the Preferred Units for an indefinite period and is able to afford the complete loss of its investment in the Common Units and the Preferred Units.  The Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership and their business, properties and prospects and the issuance of the Common Units and the Preferred Units as the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Common Units and Preferred Units.  The Contributor has been given the opportunity to ask questions of, and receive answers, from the Operating Partnership, and to obtain any additional information or documents as the Contributor deems necessary, including any information requested to verify any information furnished to the Contributor.
(c)Holding Period.  The Contributor acknowledges that it has been advised that (i) the Common Units and the Preferred Units must be held for 12 months and may have to be held indefinitely thereafter, and the Contributor must continue to bear the economic risk of an investment in the Common Units and the Preferred Units (and any Common Stock that might be exchanged therefor), unless they are subsequently registered under the Securities Act or an exemption from such registration is available (it being understood that the Operating Partnership has no intention of registering the Common Units or the Preferred Units), and (ii) a notation shall be made in the appropriate records of the Operating Partnership indicating that the Common Units and Preferred Units (and any Common Stock that might be exchanged therefor) are subject to restrictions on transfer.
(d)Accredited Investor.  The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).  The Contributor has previously provided the Operating Partnership with a duly executed Subscription Agreement.  No event or circumstance has occurred since delivery of such questionnaire to make the statements contained therein false or misleading.
3.2.9Brokers.  Neither the Contributor nor any of the Contributor’s officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.  The Contributor shall indemnify, defend and hold the Operating Partnership and its affiliates harmless from and against any broker’s commission or finder’s fee and any claims asserted by any other Person claiming a broker’s commission or finder’s fee concerning this Agreement or the purchase and sale of the Property.  The terms and conditions of this Section 3.2.9 shall survive the Closing.
3.2.10Solvency.  The Contributor will be solvent immediately following the transfer of the Property and the Contributed Assets to the Operating Partnership.
3.2.11Taxes.  No tax Lien or other charge exists or will exist upon consummation of the transactions contemplated by this Agreement with respect to the Property, except such tax Liens for which the tax is not delinquent and has been properly reserved for payment by the Contributor.  The copies of the real property tax bills for the Property for the current tax year which have been furnished or made available to the Operating Partnership are true and correct copies of all tax bills for the current tax year received by the Contributor or its agents for the Property.  The Contributor has timely and properly filed all Tax Returns relating to Other Taxes required to be filed by it and has timely paid all Other Taxes required to be paid by it.  The Contributor has not requested any extension of time or agreed to any extension of the applicable statute of limitations within which to file any pending Tax Return relating to Other Taxes.  None of the Tax Returns relating to Other Taxes filed by the Contributor is the subject of a pending or ongoing audit, and no federal, state, local or foreign taxing authority has asserted any tax deficiency or other assessment against the Property.
3.2.12Litigation; Insolvency Proceedings.  There is no Action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to the Contributor’s Knowledge, threatened in the last 12 months, against the Property, the Contributor or the Contributed Assets or that would reasonably be expected to adversely affect the Contributor’s ability to consummate the transactions contemplated hereby.  The Contributor is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of the Property or the Contributed Assets, which in any such case, would impair the Contributor’s ability to enter into and perform its obligations under this Agreement or which would otherwise have a Material Adverse Effect.  No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to the Contributor’s knowledge, has been threatened in writing, against the Contributor or any Property owner.
3.2.13Compliance With Laws.  To the Contributor’s Knowledge, the Property has been maintained or operated, and on the Effective Date is, and as of the Closing Date will be, in compliance in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws).  The Contributor presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings and registrations which are necessary for the tenant(s) to operate its business at the Property.  The Contributor has not received written notice of any violation of any federal, state or local laws, ordinances or regulations from any Governmental Entity affecting or benefitting the Property that has not been remedied or resolved.
3.2.14Eminent Domain.  There is no existing or, to the Contributor’s Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Property.
3.2.15Licenses and Permits.  To the Contributor’s Knowledge, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority required in connection with the construction, use, occupancy, management, leasing and operation of the Property has been obtained and are in full force and effect and in good standing, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing, would not have a Material Adverse Effect on the Property.
3.2.16Real Property.
(a)Neither the Contributor nor any other party to any material agreement affecting the Property has given to the Contributor or, to the Contributor’s Knowledge, received any notice of any uncured default with respect to any material agreement affecting the Property which would have a Material Adverse Effect on the Property, and no event has occurred or, to the Contributor’s Knowledge, is threatened, which through the passage of time or the giving of notice or both, would constitute a default thereunder which would have a Material Adverse Effect on the Property or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon the Property, except for the Permitted Liens.  To the Contributor’s Knowledge, such agreements are valid and binding and in full force and effect, and have not been amended, modified or supplemented since such time as such agreements were made available to the Operating Partnership, except for such amendments, modifications and supplements delivered or made available to the Operating Partnership.
(b)The Contributor has good and marketable fee title to the Property as described in the Preliminary Title Report, free and clear of all Liens other than the Permitted Liens, and, to the Contributor’s Knowledge, has insurable fee simple title to the Property.
3.2.17Environmental Compliance.  To the Contributor’s Knowledge, the Property is currently in compliance with all Environmental Laws and Environmental Permits.  The Contributor has not received any notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any violation of, or requiring compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any release or other environmental damage in, on, under or upon the Property.  No investigation or litigation with respect to Hazardous Materials located in, on under or upon the Property is pending or, to the Contributor’s Knowledge, has been threatened in the last 12 months by any Governmental Entity or any third party.  To the Contributor’s Knowledge, no environmental conditions exist at, on under, upon or affecting the Property or any portion thereof that would reasonably be likely to result in any material claim, liability or obligation under any Environmental Laws or Environmental Permit or any material claim by any third party.
3.2.18Trademarks and Tradenames; Proprietary Rights.
(a)There are no actions or other judicial or administrative proceedings against the Contributor or the Property pending or, to the Contributor’s Knowledge, threatened in the last 12 months that concern any copyrights, copyright application, trademarks, trademark registrations, service marks, service mark registrations, trade names and trade name registrations or any trade secrets being transferred to the Operating Partnership hereunder (the “Proprietary Rights”) and that, if adversely determined, would have a Material Adverse Effect.  There are no patents or patent applications relating to the operations of the Property as conducted prior to the Closing.
(b)To the Contributor’s Knowledge, the current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret, trademark or registration of any other Person.

3.2.19Condition of Property Improvements.
(a)To the Contributor’s Knowledge , there is no material defect in the structural condition of the Property improvements including the roof, the structural elements and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition of the Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program.  There are no outstanding citations issued by any health, building or other Governmental Entity under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of the Property and the Fixtures and Personal Property.  To the Contributor’s Knowledge, there have been no alterations to the exteriors of any of the buildings or other improvements on the Property that would render any surveys or plans provided to the Operating Partnership materially inaccurate or otherwise reflect a material deficiency in title to such improvements.
(b)To the Contributor’s Knowledge, the Fixtures and Personal Property are presently operating and have been regularly maintained and will be in the same working condition in all material respects as of the Closing Date and there are no known defects that have not been disclosed to the Operating Partnership.
3.2.20Leases.  The Contributor holds a lessor’s interest under all leases, licenses, tenancies, possession agreements and occupancy agreements related to the Property (collectively, the “Leases”).  References to “tenants” in this Agreement shall include all tenants, licensees or parties in possession under any Leases.  Schedule 1.2 contains a complete and accurate list of all Leases.  A true and complete copy of all Leases have been made available to the Operating Partnership.  To the Contributor’s Knowledge, all Leases are in full force and effect and no tenant is in default under any Lease.  The Contributor, as lessor under the Leases, has not received any notice that it is in default of any of its obligations under the Leases beyond any applicable grace period which has not been cured.  To the Contributor’s Knowledge, all material obligations of the lessor under the Leases that have accrued through the Effective Date have been performed or satisfied.  To the Contributor’s Knowledge, no tenant under any of the Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.
3.2.21Tangible Personal Property.  The Contributor owns or leases all of the tangible personal property constituting the Fixtures and Personal Property which is used in and necessary to the operation of the Property.  To the Contributor’s Knowledge, such Fixtures and Personal Property are free and clear of all Liens, other than any Liens arising through the agreements under which such Fixtures and Personal Property are leased to the Contributor and the Permitted Liens.
3.2.22Service Contracts.  There are no service, equipment, franchise, operating, management, parking, supply, utility or maintenance agreements relating to the Property (the “Service Contracts”) which are not cancelable upon 30 days’ notice or less.  True and correct copies of the Service Contracts have been made available to the Operating Partnership and the same are in full force and effect and have not been modified or amended except in the ordinary course of the Contributor’s business.  To the Contributor’s Knowledge, no material event of default exists (which remains uncured) under any of the Service Contracts.
3.2.23Employees; ERISA Compliance.  The Contributor does not currently have, and has never had, any employees.  The Contributor does not maintain, nor in its history has it ever maintained or contributed to, any employee benefit plan (as defined in Section 3(3) of the ERISA) or any bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements, and there exists no employee benefit plan for which the Contributor could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.  The purchase of the Property by the Operating Partnership will not result in any liability with respect to labor and employment matters.
3.2.24Real Property Taxes; Zoning.  Neither the Contributor nor its affiliates has received any notification of any material new or increased general or special tax assessment for the Property except as may be disclosed in the Preliminary Title Report as of the Effective Date, or as may be disclosed in the Title Policy as of the Closing.  The Property is assessed for real property tax through one tax bill and the Property is comprised of one or more independent tax lots.  The Contributor has not received any written notice which remains uncured from any Governmental Entity stating that the Property is currently violating any zoning, land use or other similar rules or ordinances in any material respect.
3.2.25Insurance.  The Contributor currently has in place public liability, casualty, property and other insurance coverage with reputable insurance companies with respect to the Property in customary amounts for properties similar to the Property in the market in which the Property is located, and in all cases substantially in compliance with the existing financing arrangements.  To the Contributor’s Knowledge, each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due.  No written notice of cancellation, default or non-renewal has been received or, to the Contributor’s Knowledge, threatened with respect thereto.  There are no outstanding claims on the Contributor’s insurance policies relating to the Property or any portion thereof.
3.2.26Utilities.  All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property and such utilities are adequate for the current use of the Property.  The means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Property.
3.2.27Full Disclosure.  This Agreement and any other information furnished to the Operating Partnership in connection with the transactions contemplated by this Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
3.2.28OFAC.  The Contributor is not, nor will the Contributor become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and the Contributor has not and will not engage in any dealings or transactions with any such restricted person or entities.
3.2.29Tax Basis Representations.  The Contributor understands, acknowledges and agrees that the information set forth on Exhibit D will be used and relied on by the Operating Partnership, and Contributor represents that the information set forth on Exhibit D is true and correct in all material respects.
3.2.30No Representations.  The Contributor acknowledges that no representation or warranty has been made by the Operating Partnership with respect to the legal and tax consequences of the transfer of the Property, the Contributed Assets, the Assumed Agreements and the Assumed Liabilities to the Operating Partnership and the receipt of the Total Consideration, as consideration therefor.  The Contributor further represents and warrants that it has not relied on the Operating Partnership or its affiliates, representatives, counsel or other advisors for legal or tax advice regarding the transactions contemplated by this Agreement.
4.Indemnification.
4.1Survival of Representations and Warranties; Remedy for Breach.  All representations and warranties contained in Sections 3.1 and 3.2 (as qualified by the Disclosure Schedule) or in any Schedule or certificate delivered pursuant hereto shall survive the Closing.
4.2Indemnification by the Contributor.
4.2.1The Contributor shall indemnify and hold harmless the Operating Partnership and its partners, officers, employees, agents, representatives and affiliates (other than the Contributor) (the “Indemnified Parties”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation, warranty, covenant or agreement of the Contributor contained in this Agreement from and after the Closing Date.
4.2.2The Contributor shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of all fees and expenses of the Contributor in connection with the transactions contemplated by this Agreement, except as provided in Section 2.4.
4.2.3With respect to any claim of an Indemnified Party pursuant to this Section 4.2, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds under any insurance policy which covers the matter which is the subject of the indemnification prior to seeking indemnification from the Contributor until all proceeds, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 4.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by the Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse the Contributor in an amount equivalent to such insurance proceeds in excess of any deductible amount pursuant to Section 4.4 up to the amount actually paid by the Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Contributor with respect to insurance coverage disputes shall constitute Losses paid by the Contributor for purposes of this Section 4.2.3).
4.3Notice and Defense of Claims.  Subject to Section 4.4, as soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Section 4.2, the Indemnified Party shall give notice thereof to the Contributor, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 4.4 hereof; provided that failure to give notice to the Contributor will not relieve it from any liability which it may have to any Indemnified Party, unless the Contributor did not learn of such claim and such failure results in the forfeiture by the Contributor of substantial rights and defenses.  The Indemnified Party may, at its option, demand indemnity under Section 4.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to the Contributor.  The Indemnified Party shall permit the Contributor, at the Contributor’s option and expense, to assume the defense of any such claim by counsel selected by the Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its expense; and provided further, that the Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid in full by the Contributor.  If the Contributor shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances or as required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the Contributor at the Contributor’s sole cost and expense.
4.4Limitations on Indemnification Under Section 5.2.1.  The Contributor shall not be liable under Section 4.2.1 unless and until the total amount recoverable by the Indemnified Parties from the Contributor under Section 4.2.1 exceeds $50,000, in the aggregate (the “Basket”); provided, however, that claims for Losses exceeding the Basket shall be recoverable from the first dollar of Losses.  Notwithstanding anything herein to the contrary, any Losses arising out of a breach of representations or warranties contained in Sections 3.2.1, 3.2.2, 3.2.6, 3.2.7, and 3.2.9 shall not be subject to the Basket and shall be recoverable from the first dollar of Losses.  Notwithstanding anything contained herein to the contrary, the maximum liability of the Contributor in the aggregate under Section 4.2.1 shall not exceed $250,000, provided, however, that this limitation shall not apply to claims for Losses arising out of a breach of the covenant contained in Section 5.1.4.
4.5Indemnification by the Operating Partnership.  From and after the Closing Date, the Operating Partnership shall indemnify and hold harmless the Contributor and its directors, officers, managers, members, employees, agents, representatives and affiliates (the “Indemnified Contributor Parties”) from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Contributor Parties in connection with or as a result of (i) any breach of a representation, warranty, covenant or agreement of the Operating Partnership contained in this Agreement, (ii) all fees, costs and expenses of the Operating Partnership in connection with the transactions contemplated by this Agreement, except as provided in Section 2.4, (iii) the failure of the Operating Partnership after the Closing Date to perform any obligation required to be performed pursuant to any contract or obligation assigned to and assumed by the Operating Partnership (including the Assumed Agreements), and (iv) the Assumed Liabilities.
4.6Matters Excluded from Operating Partnership’s Indemnification.  Notwithstanding anything in this Agreement to the contrary, the Operating Partnership shall have no obligation under this Agreement to indemnify or hold harmless the Contributor from any Losses arising as a direct result of the Contributor’s breach of this Agreement or the Contributor’s negligence.
5.Covenants and Agreements.
5.1Covenants of the Contributor.
5.1.1From the Effective Date through the Closing, the Contributor shall not, without the prior written consent of the Operating Partnership:
(a)Sell, transfer (or agree to sell or transfer), assign or otherwise dispose of, or cause the sale, transfer, assignment or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or the Assumed Agreements or all or any portion of its interest in the Property; or
(b)Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber all or any portion of the Property or the Contributed Assets.

5.1.2From the Effective Date through the Closing, the Contributor shall conduct its business with respect to the Property in the ordinary course of business consistent with past practices and, to the extent within its control, shall not, without the prior written consent of the Operating Partnership:
(a)Amend, modify or terminate any material Leases, agreements or other instruments, or enter into any new leases related to the Property;
(b)Enter into any material transaction not in the ordinary course of business with respect to the Property;
(c)Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber the Property or any assets related to the Property or the Contributed Assets (other than by Permitted Liens), except (i) Liens for taxes not delinquent or being disputed by the Contributor in good faith and by appropriate proceedings in the ordinary course of the Contributor’s business, and (ii) mechanics’ Liens being disputed by the Contributor in good faith and by appropriate proceedings in the ordinary course of the Contributor’s business;
(d)Cause or permit a change to the existing use of the Property other than as a result of entering into new Leases in compliance with this Agreement; or
(e)Cause or take any action that would render any of the representations or warranties regarding the Property as set forth in this Agreement untrue in any material respect (other than as a result of entering into new Leases in compliance with this Agreement).

The Operating Partnership shall approve or disapprove in writing any of the foregoing actions to be taken by the Contributor within 5 business days after receiving a written request from the Contributor (including all information reasonably relevant to the Operating Partnership’s consideration) for such approval, which approval shall be in the Operating Partnership’s sole discretion.

5.1.3From the Effective Date, the Contributor agrees to provide the Operating Partnership with such tax information relating to the Property as reasonably requested by the Operating Partnership and to cooperate with the Operating Partnership with respect to the Operating Partnership’s filing of its tax returns.
5.1.4From the Effective Date, the Contributor shall promptly provide notice to the Operating Partnership upon any discovery that may lead to the Contributor’s representations and warranties contained in this Agreement being incomplete, inaccurate or in any manner not completely true and correct as of the Closing Date, including, without limitation, any matter which if uncured prior to the Closing Date would have such effect, even if the Contributor intends to cure, correct or remedy such matter prior to the Closing and is implementing such cure, correction or remedy.  If the disclosed item(s) represents a breach by the Contributor and the Operating Partnership determines in good faith that the disclosed item(s) contained in any such notice represents an impairment in the value of the Property in excess of the Maximum Per Property Total Consideration Adjustment, then the Operating Partnership may elect, in its sole discretion, to terminate this Agreement and, if such election is made, the Operating Partnership shall receive a full return of the Earnest Money.  In the alternative, in the event that such impairment in value is below the Maximum Per Property Total Consideration Adjustment or the Operating Partnership otherwise elects to proceed with the acquisition of the Property, then the Operating Partnership may deduct from the Total Consideration an amount representing the reduction in value to the Property that the Operating Partnership reasonably determines has resulted or is likely to result from such disclosed item(s).
5.2Prorations.  All income and expenses of the Property shall be apportioned as of 12:01 am ET on the Closing Date, with the Operating Partnership being deemed to be the owner of the

Property during the entire day on which the Closing Date occurs and being entitled to receive all revenue of the Property, and being obligated to pay all expenses of the Property, with respect to such day.
5.2.1Such prorated items shall include the following:
(a)all rents and any other income with respect to the Property received by the Closing Date, if any, and for the current month not yet delinquent, and such proration of rents shall be based on a rent roll updated not less than one day prior to the Closing Date;
(b)taxes and assessments (including personal property taxes on the Fixtures and Personal Property) levied against the Property;
(c)subject to rights under Leases regarding payments or prorations of utility payments by tenants (which will be governed by the rent proration provision described in Section 5.2.1(a)), utility charges for which the Contributor is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing (dated not more than 15 days prior to the Closing) or, if unmetered, on the basis of a current bill for each such utility;
(d)all amounts payable with respect to Assumed Liabilities in effect as of the Closing;
(e)any other operating expenses or other items pertaining to the Property which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located.
5.2.2Notwithstanding anything contained in this Section 5.2, the following shall apply:
(a)Except as provided in the following sentence, all delinquent real estate taxes and assessments shall be paid by the Contributor at or before the Closing, together with any interest, penalties or other fees related to any delinquent taxes.  In determining prorations relating to non-delinquent taxes, the Operating Partnership shall be credited with an amount equal to the real estate taxes and assessments applicable to the period prior to the Closing Date, to the extent such amount has not been actually paid by the Contributor.  In the event that the Contributor has paid prior to the Closing any real estate taxes or assessments related to the Property applicable to the period after the Closing Date, the Contributor shall be entitled to a credit for such amount.  In connection with the re-proration of real estate taxes and assessments for which a credit was given or a proration was made at the Closing, the parties shall adjust the differences between them promptly upon demand being made therefor by either the Contributor or the Operating Partnership.  If, after the Closing, any additional real estate taxes or assessments applicable to the period prior to the Closing Date are levied for any reason, including back assessments or escape assessments, then the Contributor shall pay all such additional amounts.  If, after the Closing, the Contributor or the Operating Partnership receive any property tax refunds regarding the Property relating to a period prior to the Closing, then that portion of the refunds related to a period prior to the Closing that is required to be refunded to any tenant of the Property shall be delivered to or retained by, as the case may be, the Operating Partnership for the purpose of making such refund payments with the remaining portion of such refunds retained by or delivered to, as the case may be, the Contributor.  The Operating Partnership shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement.
(b)Charges referred to in Section 5.2.1(c) which are payable by any tenant directly to a third party shall not be apportioned hereunder, and the Operating Partnership shall accept title subject to any of such charges unpaid and the Operating Partnership shall look solely to the tenant responsible therefor for the payment of such charges.  As to utilities and other operating expenses for which the Contributor is responsible, the Contributor may upon notice to the Operating Partnership elect to pay one or more of all of said items accrued to the date fixed for apportionment pursuant to this Agreement directly to the Person entitled thereto, and to the extent the Contributor so elects, such item shall not be apportioned hereunder, and the Contributor’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement.
(c)The Operating Partnership shall take all steps necessary to effectuate the transfer of all utilities to the name of the Operating Partnership as of Closing, where necessary, post deposits with the utility companies, and provide the Contributor with written evidence of the transfer at or prior to Closing.  The Contributor shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.
(d)Unpaid rent from a tenant delinquent at Closing collected by the Operating Partnership or the Contributor after the date of Closing shall be delivered as follows: (i) if the Contributor collects any such unpaid delinquent rent, the Contributor shall, within 15 days after the receipt thereof, deliver to the Operating Partnership any such rent which the Operating Partnership is entitled to hereunder relating to the date of the Closing and any period thereafter, and (ii) if the Operating Partnership collects any such unpaid delinquent rent, the Operating Partnership shall, within 15 days after the receipt thereof, deliver to the Contributor any such rent to which the Contributor is entitled hereunder relating to the period prior to the date of Closing.  The parties agree that (i) all rent received by the Contributor or the Operating Partnership within the first 60-day period after the date of Closing from a tenant delinquent at Closing shall be applied first to delinquent rent, if any, in the order of their maturity, and then to current rent, and (ii) all rent received by the Contributor or the Operating Partnership after the first 60-day period after the date of Closing from a tenant delinquent at Closing shall be applied first to current rent and then to delinquent rent, if any, in the inverse order of maturity.  The Operating Partnership will use commercially reasonable efforts after Closing to collect all rents in the usual course of the Operating Partnership’s operation of the Property, but the Operating Partnership will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents, except in the Operating Partnership’s sole discretion.
(e)The net proration credit to or charge against the Contributor on account of the prorations adjustments to be made upon the Closing shall be reflected through an adjustment to the cash portion of the Total Consideration to be delivered pursuant to this Agreement.  Any other proration adjustments made following the Closing shall be made in cash.
(f)If any prorations hereunder cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, with interest per annum at the prime rate of interest as set forth in The Wall Street Journal plus 3% from the Closing Date to the date of payment if payment is not made within 10 business days after delivery of a bill therefor.  Once all revenue and expense amounts have been finally and completely ascertained, the Operating Partnership shall prepare a final proration statement which shall be subject to the Contributor’s reasonable approval.  Upon the Contributor’s acceptance and approval of any final proration statement submitted by the Operating Partnership, such statement shall be conclusively deemed to be accurate and final.
5.3Tax Covenants.  The Contributor shall promptly notify the Operating Partnership if the tax basis and depreciation information set forth in Exhibit D is or becomes incomplete or inaccurate, and the Contributor shall promptly provide the Operating Partnership with a corrected tax basis and depreciation schedule.  The Contributor and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s tax status as a real estate investment trust (REIT).  The Contributor shall promptly notify the Operating Partnership in writing upon receipt by the Contributor or any of their respective affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Contributor.  The Operating Partnership may participate, at its own expense, in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date.  Notwithstanding the foregoing, neither the Operating Partnership nor the Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its affiliates without the consent of the other party, such consent not to be unreasonably withheld.  The Contributor shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.
5.4Confidentiality.  Neither the Contributor, its principals, affiliates, agents or representatives shall disclose the terms of this Agreement, including, without limitation, the purchase price and terms of sale, to any Person other than to the Contributor’s accountants, attorneys, lender and advisors with a need to know and who are informed they are bound by this confidentiality provision.
6.Termination; Default.
6.1Termination.  Provided that the Operating Partnership is not in default, this Agreement may be terminated prior to the Closing Date at the Operating Partnership’s option (and the Earnest Money immediately returned to the Operating Partnership in full) in the event of any of the following occurrences:
6.1.1The Contributor fails to comply with any of its covenants, agreements or obligations under this Agreement;
6.1.2A default exists in any material financial obligation of the Contributor;
6.1.3Any representation or warranty made or contained in any submission from the Contributor proves to be untrue, substantially false or misleading at any time prior to the Closing Date;
6.1.4There shall be a material action, suit or proceeding pending or threatened against the Contributor or the Property;
6.1.5The Title Company refuses to provide written confirmation that it will issue an owner’s title insurance policy reflecting only the Permitted Liens, endorsements or affirmative insurance requested by the Operating Partnership during the Due Diligence Period; and
6.1.6Notice of termination given by the Operating Partnership pursuant to any express right to do so under this Agreement.
6.2Default by the Operating Partnership.  If at any time after expiration of the Due Diligence Period the Operating Partnership fails to perform any of its obligations hereunder and such failure continues for 15 business days after the Operating Partnership receives written notice of such default from the Contributor, then the Contributor, at its option and as the Contributor’s sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice to the Operating Partnership, in which event the Contributor shall be entitled to the Earnest Money as liquidated damages, and neither the Operating Partnership nor the Contributor shall have any further rights or obligations under this Agreement except for any matters that survive termination of this Agreement.  Notwithstanding the foregoing, this provision is not intended to limit the Operating Partnership’s obligations to indemnify the Contributor for certain matters as expressly provided in this Agreement nor is it intended to limit the Operating Partnership’s ability to terminate this Agreement as provided herein.

6.3Default by the Contributor.  If (x) the Contributor fails to perform any of the Contributor’s closing obligations and such failure is not cured within 3 days after the Contributor receives written notice from the Operating Partnership, or (y) if any of the Contributor’s representations or warranties set forth herein are determined to be materially inaccurate or untrue when made and such failure continues for 15 days after the Contributor receives written notice from the Operating Partnership (or such longer period as reasonably required by the Contributor to effect such cure, but in no event more than 30 days) or the Closing Date, if earlier, then the Operating Partnership, at its option and as the Operating Partnership’s sole and exclusive remedy, shall have the right to (i) terminate this Agreement by giving written notice to the Contributor, whereupon the Earnest Money shall be immediately delivered to the Operating Partnership by the Title Company upon receipt of written notice from the Operating Partnership of such termination and the Contributor shall reimburse the Operating Partnership for all of the Operating Partnership’s third party actual documented reasonable out-of-pocket expenses (the “Contributor Breakage Fee”) and thereafter, neither the Operating Partnership nor the Contributor shall have any further rights or obligations hereunder except for any matters that survive termination of this Agreement, (ii) pursue a damage claim not to exceed the Contributor Breakage Fee and receive a full return of the Earnest Money or (iii) enforce specific performance of the obligations of the Contributor under this Agreement.  Any suit for specific performance must be filed within 180 days after the Closing Date or shall thereafter be barred.  Notwithstanding the foregoing, this provision is not intended to limit the Contributor’s obligations to indemnify the Operating Partnership for certain matters as expressly provided in this Agreement.
7.Miscellaneous.
7.1Further Assurances.  The Contributor and the Operating Partnership shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.
7.2Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.3Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the choice of laws provisions thereof.
7.4Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
7.5Entire Agreement.  This Agreement, the exhibits and schedules hereto constitute the entire agreement of the parties and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.
7.6Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership may assign its rights and obligations hereunder to an affiliate so long as such transfer does not change the amount or form of the Total Consideration to be delivered to the Contributor.
7.7Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

7.8No Third Party Beneficiaries.  Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.9Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.
7.10No Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that each party has or will consult with its own advisors.
7.11Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributor and the Operating Partnership set forth in this Agreement shall survive the consummation of the transactions contemplated hereby.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
7.12Notice.  Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) electronic mail (receipt confirmed) or (iv) facsimile transmission (receipt confirmed), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail, electronic mail or facsimile).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Contributor:

Dionysus Investments, LLC
Attn: Frank Kavanaugh

Fkav@fortashord.com

To the Operating Partnership:

Medalist Diversified Holdings, LP
P. O. Box 8436
Richmond, VA 23226
Attn: C. Brent Winn, Jr.

bwinn@medalistreit.com

7.13Force Majeure.  A party is not liable for failure to perform the party’s obligations if such failure is as a result of acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, decrees of a court, tribunal or governmental authority, government sanction, blockage, embargo, labor dispute, strike, or lockout.  If a party asserts any force majeure as an excuse for failure to perform, such non-performing party must prove that it took reasonable steps to minimize delay or damages caused by foreseeable events and that the other party was timely notified of the likelihood or actual occurrence of a force majeure event.  In the event of non-performance and/or termination pursuant to this Section 7.13, notwithstanding any other provision of this Agreement, the Earnest Money shall be returned to the Operating Partnership in full.
7.14Impracticability.  The Operating Partnership shall not be required to perform its obligations under this Agreement to the extent the performance (i) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Operating Partnership, (ii) would require the Operating Partnership to violate any applicable laws, rules, or regulations, or (iii) would result in the breach of any agreement or other applicable contract existing on the Effective Date.  In the event of non-performance and/or termination pursuant to this Section 7.14, notwithstanding any other provision of this Agreement, the Earnest Money shall be returned to the Operating Partnership in full.
7.15Waiver of Jury.  The parties irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Property.  The provisions of this Section 7.15 shall survive the Closing or termination of this Agreement.
7.16Equitable Remedies.  The Contributor agrees that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in the state in which the Property is located (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement.
8.Definitions.

“Actions” shall mean all actions, litigations, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

“Adverse Change” shall have the meaning set forth in Section 1.14.1.

“Adverse Change Review Period” shall have the meaning set forth in Section 1.14.1.

“Agreement” shall have the meaning as set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 1.7.

“Assumed Agreements” shall have the meaning set forth in Section 1.2.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Basket” shall have the meaning set forth in Section 4.4.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Agent” shall have the meaning set forth in Section 1.12.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Documents” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations in effect thereunder.

“Common Units” shall have the meaning set forth in the Partnership Agreement.

“Company” shall mean Medalist Diversified REIT, Inc., a Maryland corporation, the general partner of the Operating Partnership.

“Contributed Assets” shall have the meaning set forth in Section 1.2.

“Contributor” shall have the meaning set forth in the Preamble.

“Contributor Breakage Fee” shall have the meaning set forth in Section 6.3.

“Contributor’s Cure Period” shall have the meaning set forth in Section 1.13.2.

“Deed” shall have the meaning set forth in Section 2.3.2.

“Disclosure Schedule” shall mean that disclosure schedule attached as Appendix A.

“Due Diligence Documents” shall have the meaning set forth in Section 1.14.1.

“Due Diligence Period” shall have the meaning set forth in Section 1.14.1.

“Due Diligence Review” shall have the meaning set forth in Section 1.14.2.

“Earnest Money” shall have the meaning set forth in Section 1.12.

“Effective Date” shall have the meaning set forth in the Preamble.

“Environmental Law” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including, without limitation: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.

“Environmental Permits” shall mean any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Fixtures and Personal Property” shall mean all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Governmental Entity” shall mean any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” shall mean any substance (i) the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; (ii) which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; (iv) the presence of which on, under or about, the Property poses a hazard to the health or safety of persons on or about the Property; (v) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (vi) radon gas.

“Indemnified Contributor Parties” shall have the meaning set forth in Section 4.5.

“Indemnified Parties” shall have the meaning set forth in Section 4.2.1.

“Intangible Personal Property” shall mean all, right, title and interest relating to the Property in and to all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Property, including, without limitation: all trade names and trademarks associated with the ownership of the Property; the plans and specifications for the improvements; warranties; guaranties; indemnities; claims against third parties; claims against tenants for tenant improvement reimbursements; all contract rights related to the construction, operation, ownership or management of the Property; certificates of occupancy; applications, permits, approvals and licenses; insurance proceeds and condemnation awards or claims thereto to be assigned to the Operating Partnership hereunder; and all books and records relating to the Property.

“Knowledge” shall mean, with respect to any representation or warranty so indicated, the knowledge of the Contributor.

“Leases” shall have the meaning set forth in Section 3.2.20.

“Liens” shall mean, with respect to any real and personal property, all mortgages, pledges, liens, options, charges, security interests, mortgage deed, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

“Losses” shall have the meaning set forth in Section 4.2.1.

“Material Adverse Effect” shall have the meaning set forth in Section 3.2.3.

“Maximum Per Property Total Consideration Adjustment” shall have the meaning set forth in Section 1.11.

“Objections” shall have the meaning set forth in Section 1.13.2.

“Operating Partnership” shall have the meaning set forth in the Preamble.

“Other Taxes” shall mean Taxes other than income Taxes.

“Partnership Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Medalist Diversified Holdings, LP, a Delaware limited partnership, as may be amended.

“Permitted Liens” shall mean:

(i)Liens securing taxes, the payment of which is not now due and payable or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;

(ii)Zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof or the transfer of the Property;

(iii)Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

(iv)non-exclusive easements for public utilities and other operational purposes that do not materially interfere with the current use of the Property; and

(v)all Liens listed in Schedule 1.2 and any similar liens incurred in any refinancing of the related obligations.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

“Preferred Units” shall have the meaning set forth in the Partnership Agreement.

“Preliminary Title Report” means the preliminary commitment for title insurance committing to insure marketable fee simple title as of the date of the Closing, subject only to the Permitted Liens.

“Property” shall have the meaning set forth in the Recitals.

“Property Deposits” shall have the meaning set forth in Section 5.2.2(a).

“Proprietary Rights” shall have the meaning set forth in Section 3.2.18(a).

“REIT Shares” shall have the meaning set forth in the Partnership Agreement.

“Release” shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at 42 U.S.C. Section 9601(22), but not including the exclusions identified in that definition, at subparts (A) through (D).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder.

“Service Contracts” shall have the meaning set forth in Section 3.2.22.

“Subscription Agreement” shall mean the Subscription Agreement to be entered into by Contributor with respect to the acquisition of the Common Units and the Preferred Units.

“Survey” shall have the meaning set forth in Section 13.1.1.

“Tax” or “Taxes” shall mean any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Company shall have the meaning set forth in Section 1.13.1.

“Title Documents” shall have the meaning set forth in Section 1.13.1.

“Title Policy: shall have the meaning set forth in Section 2.1.6.

“Total Consideration” shall have the meaning set forth in Section 1.7.

“Transfer” shall have the meaning set forth in Section 3.2.8(a).

“Updated Survey” shall have the meaning set forth in Section 1.13.1.

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

OPERATING PARTNERSHIP:

Medalist Diversified Holdings, LP, a Delaware limited partnership

By: Medalist Diversified REIT, Inc., a Maryland corporation, its general partner

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Title:	Chief Financial Officer

CONTRIBUTOR:

Dionysus Investments, LLC, a California limited liability company

By:	/s/ Frank Kavanaugh
Name:	Frank Kavanaugh
Title:	Manager

EXHIBIT A

DESCRIPTION OF THE PROPERTY

All that part of the Southeast Quarter of Section 18, Township 3 South, Range 1 West of the Huntsville

Meridian, Madison County, Alabama, more particularly described as follows: (Tract 6) beginning at a point located on the South margin of Dan Tibbs, said point is located North 00 degrees 14 minutes West 310.0 feet, North 89 degrees 00 minutes East 30.0 feet, North 00 degrees 14 minutes West 2307.77 feet and North 89 degrees 18 minutes East 250.0 feet from the center of the South boundary of Section 18, Township 3 South, Range 1 West; thence from the point of beginning run North 89 degrees 18 minutes East along the South margin of Dan Tibbs Road for 250.0 feet; thence run South 00 degrees 14 minutes East for 525.0 feet; thence run South 89 degrees 18 minutes West for 250.0 feet; thence run North 00 degrees 14 minutes West for 525.0 feet to the point of beginning and containing 3.013 acres, more or less.

EXHIBIT B

CONTRIBUTION AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby assigns, transfers and conveys to Medalist Diversified Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), its entire legal and beneficial right, title and interest (other than any Excluded Assets) in, to all of the Contributed Assets and the Assumed Agreements, as listed on Schedule A attached hereto, together with all amendments, waivers, supplements and other modifications of and to such agreements, contracts, licenses and other instruments through the date hereof, in each case to the fullest extent assignment thereof is permitted by applicable law,

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership absolutely and unconditionally accepts the foregoing assignment of each Contributed Asset and Assumed Agreement and assumes all Assumed Liabilities in respect of the Assumed Agreements, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of the Contributor thereunder from and after the date hereof.

The Contributor for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership, the Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Assumed Agreements (other than the Excluded Assets) granted, transferred, conveyed and delivered by this Agreement.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of December 14, 2024 between the Operating Partnership and the Contributor.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Contribution and Assumption Agreement as of the date first above written.

CONTRIBUTOR:

Dionysus Investments, LLC, a California limited liability company

By:
Name:	Frank Kavanaugh
Title

ACKNOWLEDGEMENT

STATE OF    )

) ss.:

COUNTY OF    )

On ______________________, before me, the undersigned, a Notary Public in and for said State, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and executed before me the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public(SEAL)

EXHIBIT C

TOTAL CONSIDERATION

Total Consideration pursuant to Section 1.7 of the Agreement shall be $3,145,000, consisting of:

$2,645,000 in Common Units, equivalent to 211,600 Common Units ($12.50 per Common Unit)

$500,000 in Preferred Units, equivalent to 20,000 Preferred Units ($25.00 per Preferred Unit)

The calculation of the total consideration deliverable at closing pursuant to this Exhibit C shall be performed in good faith by the Operating Partnership and in accordance with the Contribution Agreement.  Notwithstanding anything to the contrary in the Agreement, the Contributor agrees that the calculation of the Total Consideration deliverable at Closing shall be final and binding upon the Contributor, absent manifest error.  The Contributor shall notify the Operating Partnership in writing of any alleged manifest error within 48 hours of receipt of the Operating Partnership’s calculation of the Total Consideration deliverable at Closing.  The Contributor hereby irrevocably waives any and all claims relating to the calculation of the Total Consideration deliverable at Closing, other than as specified in such notice setting forth the alleged manifest error.

EXHIBIT D

TAX BASIS AND DEPRECIATION SCHEDULE

Please either (i) complete the tax basis and depreciation schedule attached as Attachment D-1 (following this page) in its entirety, or (ii) provide the depreciation schedule from your most recent federal income tax return as an alternative option for providing tax basis information.  A sample depreciation schedule is attached as Attachment D-2.

(1)	Depreciation schedules for partnerships and S-corporations can generally be found in the supporting detail of IRS Form 4562, used to calculate the depreciation amount which is included on IRS Form 8825.
(2)	Depreciation schedules for individuals and trusts can generally be found in the supporting detail of IRS Form 4562, used to calculate the depreciation amount which is included on IRS Schedule E.
(3)	Depreciation schedules for corporations can generally be found in the supporting detail of IRS Form 4562, used to calculate the depreciation amount which is included on page 1 of IRS Form 1120.

Amounts for Regular Federal Tax
		Land	Building	Building Improvements	Furniture, Fixtures, & Equipment	Other
Date Placed in Service (day/month/year)
	Depreciation Life	NA
	Depreciation Method	NA	S/L
A	Initial Cost Basis
B	Sec. 179 Deductions
C	Net Sec. 168(k) Allowances (i.e., Bonus Depreciation)
D	Accumulated Depreciation at Contribution
E	Adjusted Tax Basis at Contribution

A minus B, C, and D should equal E

	❑	Please check the box if there are multiple placed in service dates or personal property. In addition, please attach a separate schedule setting forth such information.
Amounts for Alternative Minimum Tax (If Different)
		Land	Building	Building Improvements	Furniture, Fixtures, & Equipment	Other
Date Placed in Service (day/month/year)
	Depreciation Life	NA
	Depreciation Method	NA	S/L
A	Initial Cost Basis
B	Sec. 179 Deductions
C	Net Sec. 168(k) Allowances (i.e., Bonus Depreciation)
D	Accumulated Depreciation at Contribution
E	Adjusted Tax Basis at Contribution

Amounts for State Tax Purposes (If Different)
		Land	Building	Building Improvements	Furniture, Fixtures, & Equipment	Other
Date Placed in Service (day/month/year)
	Depreciation Life	NA
	Depreciation Method	NA	S/L
A	Initial Cost Basis
B	Sec. 179 Deductions
C	Net Sec. 168(k) Allowances (i.e., Bonus Depreciation)
D	Accumulated Depreciation at Contribution
E	Adjusted Tax Basis at Contribution

The information provided herein is as of __________________________ (date).

12/31/2023				2023 DEPRECIATION SCHEDULE							PAGE 1
NO.	DESCRIPTION	DATE ACQUIRED	DATE SOLD	COST/BASIS	BUS PCT.	CUR 179 BONUS	SPECIAL DEPR. ALLOW.	PRIOR 179/ BONUS/ SP DEPR.	PRIOR DEC. BAL DEPR.	SALVAGE /BASIS REDUCT.	DEPR. BASIS	PRIOR DEPR.	METHOD	LIFE	RATE	CURRENT DEPR
SCHEDULE E
1	LAND	7/27/2008		106,276							106,276
2	BUILDING	7/27/2008		518,878							518,878	46,382	S/L MM	27.5	0.03636	18,866
3	CAPITAL IMPROVEMENTS	7/1/2009		1,500							1,500	80	S/L MM	27.5	0.03636	55
4	CARPET/FLOORING	7/1/2010		418				209			209	42	200DB HY	5	0.32000	67
5	CAPITALEXPENDITURES	7/1/2011		1,273							1,273		200DB HY	5	0.20000	255
6	CAPITAL IMPROVE MENTS	7/1/2011		3,735							3,735		150DB HY	15	0.05000	187
7	EQUIPMENT	VARIOUS		945							945	337	S/L HY	7	0.14280	135
8	FURNITURE & APPLIANCES	VARIOUS		7,624							7,624	2,722	S/L HY	7	0.14280	1,089
9	IMPROVEMENTS	VARIOUS		27,530							27,530	2,961	S/L MM	27.5	0.03636	1,001
10	HVAC	VARIOUS		1,235							1,235	440	S/L HY	7	0.14280	176
11	LAND - 1031 EXCHANGE	8/10/2008		180,957							180,957
12	BUILDING - 1031 EXCHANGE	8/10/2008		883,496							883,496	76,299	S/L MM	27.5	0.03636	32,124
13	IMPROVEMENTS	7/1/2009		44,766							44,766	2,374	S/L MM	27.5	0.03636	1,628
14	CAPITAL IMPROVEMENTS	7/1/2010		20,342							20,342	339	S/L MM	27.5	0.03636	740
	TOTAL			1,798,975		-	-	209	-	-	1,798,766	131,976				56,323
	TOTAL DEPRECIATION			1,798,975												56,323

SCHEDULE 1.2

CONTRIBUTED ASSETS, ASSUMED AGREEMENTS AND LEASES; PERMITTED LIENS

That certain real property and improvements known as 376 Dan Tibbs Road, Huntsville, AL 35806

Lease, as amended, between United Rentals Realty, LLC, a Delaware limited liability company and Dionysus Investments, LLC, a California limited liability company.

SCHEDULE 1.3

EXCLUDED ASSETS

None

SCHEDULE 1.4

ASSUMED LIABILITIES

None

SCHEDULE 1.9

ALLOCATION OF TOTAL CONSIDERATION

To be determined by ASC 805 (purchase price allocation) report prepared by the Operating Partnership’s independent third party consultant.